Exhibit 5.1
OPINION OF COUNSEL
February 13, 2009
First BanCorp
1519 Ponce de Leon
San Juan, Puerto Rico 00908-0146
Ladies and Gentlemen:
     As Executive Vice President and General Counsel to First BanCorp (the “Corporation”), a company organized under the laws of the Commonwealth of Puerto Rico, I am rendering this opinion in connection with the registration statement on Form S-3 (the “Registration Statement”) being filed with the Securities and Exchange Commission (the “Commission”) relating to the resale from time to time by selling shareholders, pursuant to Rule 415 of the General Rules and Regulations of the Commission promulgated under the Securities Act of 1933, as amended (the “Securities Act”), of the following securities of the Corporation: (i) 400,000 shares of the Corporation’s Fixed Rate Cumulative Perpetual Preferred Stock, Series F, having a liquidation preference of $1,000 per share (the “Series F Preferred Stock”), (ii) a ten-year warrant dated January 16, 2009 (the “Warrant”) to purchase 5,842,259 shares of the Corporation’s Common Stock, $1 par value, (iii) 5,842,259 shares of the Corporation’s Common Stock, $1 par value, issuable upon the exercise of the Warrant, and (iv) 9,250,450 shares of the Corporation’s Common Stock, $1 par value. The Series F Preferred Stock and the Warrant were issued by the Corporation to the U.S. Department of the Treasury, pursuant to a Letter Agreement and the related Securities Purchase Agreement — Standard Terms attached thereto (the “Purchase Agreement”), dated as of January 16, 2009, in connection with the Troubled Asset Relief Program Capital Purchase Program. The 9,250,450 shares of the Corporation’s Common Stock were issued by the Corporation to The Bank of Nova Scotia in a private placement pursuant to a Stockholder Agreement dated August 24, 2007 and an investment agreement dated February 15, 2007 (collectively the “Stockholder Agreement”). Additionally, this Registration Statement registers the sale by the Corporation of 5,842,259 shares of the Corporation’s Common Stock upon the exercise of the Warrant by a purchaser of the Warrant under the Registration Statement.
     In connection with this opinion, I have examined originals or copies, certified or otherwise identified to my satisfaction, of such documents, corporate records, certificates of officials and other instruments including but not limited to (i) the Registration Statement; (ii) the articles of incorporation of the Corporation as currently in effect, including the Certificate of Designation setting forth the terms of the Series F Preferred Stock; (ii) the By-laws of the Corporation as currently in effect; (iv) the Warrant; (v) certain resolutions of the Board of Directors of the Corporation relating to the Purchase Agreement, the Stockholder Agreement and the issuance of the securities covered by the Registration Statement; and have conducted such other investigations of fact, as I have deemed necessary or advisable for purposes of rendering the opinion set forth below.
     Based upon the foregoing and relying upon statements of fact contained in the documents which I have examined, I am of the opinion that:
     1. The shares of Series F Preferred Stock being registered on the Registration Statement were duly authorized and such 400,000 shares of Series F Preferred Stock are validly issued, fully paid and non-assessable;
     2. The Warrant being registered under the Registration Statement was duly authorized and is a binding obligation of the Corporation; and
     3. The shares of Common Stock covered by the Registration Statement have been duly authorized, and, upon the exercise of the Warrant in accordance with the terms thereof, will be validly issued, fully paid and non-assessable.

     I hereby consent to the filing of this opinion as exhibit 5.1 to the Registration Statement. In giving such consent, I do not thereby admit that I am within the category of persons whose consent is required under Section 7 of the Securities Act of 1933 or the rules and regulations of the Securities and Exchange Commission thereunder.
Very truly yours,

s/ Lawrence Odell
Lawrence Odell